Consent of Independent Registered Public Accounting Firm

Abraxas Petroleum Corporation

San Antonio, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-127480, 333-132971, and 333-143728) and Form S-8 (No. 333-17375, 333-17377, 033-81416, 333-55691, 333-74592, 333-74614 and 333-135032) of Abraxas Petroleum Corporation of our reports dated March 17, 2008 except for Note 16 which is as of August 11, 2008, relating to the consolidated financial statements, and the effectiveness of Abraxas Petroleum Corporation’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K/A Number 2.

/s/ BOD Seidman, LLP

Dallas, Texas

August 21, 2008